UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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NeuStar, Inc.
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December 14, 2016

Team Neustar,

Today is a remarkable day for us. We announced this morning that we will become a private company, through an acquisition led by a private investment group of Golden Gate Capital (GGC) and GIC.

As you know, in 2011 we embarked on a journey to leverage our success in Data Services to create an authoritative identity system, which became the basis for our industry-leading solutions across marketing, risk, security and communications. I’m proud to say that Neustar today is a more successful, more dynamic, more nimble organization than we have ever been.

When we announced in June our intent to separate into two independent companies, our primary objective was to align the value of each business with its appropriate investors. As we moved ahead with this process, Golden Gate Capital (GGC) and GIC came forward as one investor group — and with a compelling opportunity for our shareholders and for our continued strategic success. They recognize the complementary nature of our assets and businesses and the strength of our team. They also share our vision for furthering our information services and data services businesses as a single entity. And, though our operational transformation will continue, we will benefit from avoiding the disruption that comes with a spin-off.

We believe this is the best path forward for Neustar, our employees, our clients and our shareholders. As a private company, we will have more operational flexibility to invest in and pursue long-term growth. Moreover, we will benefit from Golden Gate Capital (GGC) and GIC’s long investment horizon, resources, and deep expertise in the information services, technology and software sectors. This will help us strengthen our competitive advantages and enable us to continue to deliver market-leading solutions to our customers.

Golden Gate Capital (GGC) and GIC understand that Neustar’s success is due to your talent and hard work, and they have made it clear that their history of executing buy-and-build strategies with previous investments applies here, too. Golden Gate Capital (GGC) and GIC have a successful ten-year track record of working together and are like-minded in how they partner with management teams to grow their portfolio companies.

While our Board of Directors has approved this transaction, it is subject to the customary closing conditions, including certain regulatory approvals before this transaction can close, which we anticipate will be no later than the end of the third quarter of 2017. Until then, Neustar will continue to operate as usual, and it is important that we maintain our focus on meeting our 2017 goals and executing against our strategic priorities.

I understand that you have many questions, and I want to address them in the upcoming weeks. Later today, I will be holding two Neuviews to discuss the announcement; please join the one more convenient for you. Tomorrow, there will be a series of Town Halls hosted by the leadership team. We’ve also created a site on Neunet with more information, and we’ll keep you updated about the closing process. Should you have any immediate questions, please send them to Christine Brennan, Senior Vice President Human Resources, at ask.christine@neustar.biz.

I’m incredibly proud of what we’ve accomplished together thus far. I hope you feel the same. Our evolution to become industry leaders in two different, highly competitive sectors has not been an easy road – and yet, you handled each step along the way seamlessly and with grace. My thanks go to you and to your family and loved ones for all the sacrifices made to make this a reality.

And yet, the journey is not over. As one chapter closes, a new chapter in the Neustar story begins. I look forward to speaking with you during today’s Neuviews.

Lisa

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Neustar will file a proxy statement with the SEC. Additionally, Neustar will file other relevant materials in connection with the proposed acquisition of Neustar by Golden Gate Capital. The materials to be filed by Neustar with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Neustar on Neustar’s website at https://www.neustar.biz or by contacting Neustar investor relations at InvestorRelations@neustar.biz. INVESTORS AND SECURITY HOLDERS OF NEUSTAR ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Neustar and its directors, executive officers and other persons, may be deemed to be participants in the solicitation of proxies of Neustar stockholders in connection with the proposed transaction. Information concerning the interests of Neustar’s participants in the solicitation, which may, in some cases, be different than those of Neustar’s stockholders generally, is set forth in the materials filed by Neustar with the SEC, including in Neustar’s definitive proxy statement filed with the SEC on April 29, 2016, and will be set forth in the proxy statement relating to the proposed transaction when it becomes available.